    Exhibit 99.1
Uber Announces Results for Third Quarter 2022

Gross Bookings grew 26% year-over-year and 32% year-over-year on a constant currency basis
Mobility Gross Bookings, Adjusted EBITDA and Adjusted EBITDA margin at all-time quarterly highs
Operating cash flow of $432 million; Free cash flow of $358 million

SAN FRANCISCO – November 1, 2022 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended September 30, 2022.
Financial Highlights for Third Quarter 2022
•Gross Bookings grew 26% year-over-year (“YoY”) to $29.1 billion, or 32% on a constant currency basis, with Mobility Gross Bookings of $13.7 billion (+38% YoY or +45% YoY constant currency) and Delivery Gross Bookings of $13.7 billion (+7% YoY or +13% YoY constant currency). Trips during the quarter grew 19% YoY to 1.95 billion, or approximately 21 million trips per day on average.
•Revenue grew 72% YoY to $8.3 billion, or 81% on a constant currency basis, with Revenue growth significantly outpacing Gross Bookings growth due to the acquisition of Transplace by Uber Freight and a change in the business model for our UK Mobility business.
•Net loss attributable to Uber Technologies, Inc. was $1.2 billion, which includes a $512 million net headwind (pre-tax) primarily due to net unrealized losses related to the revaluations of Uber’s equity investments. Additionally, net loss includes $482 million in stock-based compensation expense.
•Adjusted EBITDA of $516 million, up $508 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 1.8%, up from 0% in Q3 2021.
•Net cash provided by operating activities was $432 million, and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $358 million.
•Unrestricted cash and cash equivalents were $4.9 billion at the end of the third quarter.

“Our global scale and unique platform advantages are working together to drive more profitable growth, with Gross Bookings growth of 32% and record Adjusted EBITDA of $516 million,” said Dara Khosrowshahi, CEO. “Even as the macroeconomic environment remains uncertain, Uber’s core business is stronger than ever.”

"Strong demand for our offerings, better marketplace efficiency, and our asset-light platform helped to deliver Adjusted EBITDA well above our guidance, even as foreign exchange and inflationary headwinds impact all global businesses,” said Nelson Chai, CFO. “We remain focused on excellent execution and disciplined cost management to deliver on our growth and profitability commitments for the coming years.”

Outlook for Q4 2022
For Q4 2022, we anticipate:
•Gross Bookings to grow 23% to 27% YoY on a constant currency basis, with an expected 7 percentage point YoY currency headwind, translating to a range of $30.0 billion to $31.0 billion
•Adjusted EBITDA of $600 million to $630 million

Financial and Operational Highlights for Third Quarter 2022

	Three Months Ended September 30,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	109	124	14%
Trips	1,641	1,953	19%
Gross Bookings	$23,113	$29,119	26%	32%
Revenue	$4,845	$8,343	72%	81%
Net loss attributable to Uber Technologies, Inc. (2)	$(2,424)	$(1,206)	50%
Adjusted EBITDA (1)	$8	$516	**
Net cash provided by operating activities (3)	$614	$432	(30)%
Free cash flow (1), (3)	$524	$358	(32)%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $281 million and $482 million in Q3 2021 and Q3 2022, respectively. Net loss also includes a $2.0 billion net headwind (pre-tax) and a $512 million net headwind (pre-tax) from revaluations of Uber’s equity investments in Q3 2021 and Q3 2022, respectively.
(3) Net cash provided by operating activities and free cash flow in Q3 2021 benefited by a net amount of $1.0 billion as a result of significant cash impacts related to a legacy auto insurance transfer.
** Percentage not meaningful.
Results by Offering and Segment
Gross Bookings

	Three Months Ended September 30,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$9,883	$13,684	38%	45%
Delivery	12,828	13,684	7%	13%
Freight (1)	402	1,751	**	**
Total	$23,113	$29,119	26%	32%
(1) Q3 2022 Gross Bookings includes contributions from the acquisition of Transplace which closed on November 12, 2021.
** Percentage not meaningful.
Revenue

	Three Months Ended September 30,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$2,205	$3,822	73%	83%
Delivery (2)	2,238	2,770	24%	33%
Freight (3)	402	1,751	**	**
Total	$4,845	$8,343	72%	81%
(1) Mobility Revenues in Q3 2021 benefited from a $123 million accrual release for the resolution of historical claims in the UK relating to the classification of drivers. Mobility Revenue in Q3 2022 benefited by a net amount of $1.1 billion from business model changes in the UK.

(2) Delivery Revenue in Q3 2021 and Q3 2022 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by $519 million and $683 million, respectively.
(3) Freight Revenue in Q3 2022 includes contributions from the acquisition of Transplace which closed on November 12, 2021.
** Percentage not meaningful.

Take Rates

	Three Months Ended September 30,
	2021	2022

Mobility (1)	22.3%	27.9%
Delivery (2)	17.4%	20.2%
Total	21.0%	28.7%
(1) Mobility Take Rate in Q3 2022 includes a 770 bps net benefit from business model changes in the UK. Excluding this impact, Mobility Take Rate would be 20.2%. Mobility Take Rate was also adversely impacted by pass-through fuel surcharges implemented through Q3 2022 in various markets globally.
(2) Delivery Take Rate in Q3 2021 and Q3 2022 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by 400 bps and 500 bps, respectively.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended September 30,
(In millions, except percentages)	2021	2022	% Change

Segment Adjusted EBITDA:
Mobility	$544	$898	65%
Delivery	(12)	181	**
Freight	(35)	1	**
Corporate G&A and Platform R&D (1), (2)	(489)	(564)	(15)%
Adjusted EBITDA (3)	$8	$516	**
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.
Revenue by Geographical Region

	Three Months Ended September 30,
(In millions, except percentages)	2021	2022	% Change

United States and Canada (“US&CAN”) (1)	$2,648	$5,000	89%
Latin America ("LatAm")	390	518	33%
Europe, Middle East and Africa ("EMEA") (2)	1,064	1,878	77%
Asia Pacific ("APAC")	743	947	27%
Total	$4,845	$8,343	72%
(1) US&CAN Revenue in Q3 2022 includes contributions from the acquisition of Transplace which closed on November 12, 2021.

(2) EMEA Revenue in Q3 2022 benefited by a net amount of $1.1 billion from Mobility business model changes in the UK.
Financial Highlights for the Third Quarter 2022 (continued)
Mobility
•Gross Bookings of $13.7 billion: Mobility Gross Bookings grew 45% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings grew 2% quarter-over-quarter (“QoQ”), with growth in all geographic regions.
•Revenue of $3.8 billion: Mobility Revenue grew 73% YoY and 8% QoQ. The YoY increase was primarily driven by a $1.1 billion benefit related to a UK business model change that classifies most driver payments and incentives as cost of revenue. Mobility Take Rate of 27.9% increased 560 bps YoY and 130 bps QoQ. The UK business model change impacting revenue represented a 770 bps net benefit to Take Rate in the quarter. Additionally, Mobility Take Rate was adversely impacted by pass-through fuel surcharges implemented through Q3 2022 in various markets globally.
•Adjusted EBITDA of $898 million: Mobility Adjusted EBITDA increased $354 million YoY and $127 million QoQ. Mobility Adjusted EBITDA margin was 6.6% of Gross Bookings compared to 5.5% in Q3 2021 and 5.8% in Q2 2022. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume, and a meaningful reduction in driver supply investments.
Delivery
•Gross Bookings of $13.7 billion: Delivery Gross Bookings grew 13% YoY on a constant currency basis. Delivery Gross Bookings in US & Canada were up 19% YoY and in all other markets were up 8% YoY on a constant currency basis.
•Revenue of $2.8 billion: Delivery Revenue grew 24% YoY and 3% QoQ. Take Rate of 20.2% grew 280 bps YoY and grew 80 bps QoQ. Business model changes in some countries that classify certain payments and incentives as cost of revenue benefited Delivery Take Rate by 500 bps in the quarter (compared to 400 bps benefit in Q3 2021 and 510 bps benefit in Q2 2022).
•Adjusted EBITDA of $181 million: Delivery Adjusted EBITDA grew $193 million YoY and $82 million QoQ, driven by higher volumes, increased Ads revenue, and improved network efficiencies. Delivery Adjusted EBITDA margin as a percentage of Gross Bookings reached 1.3%, compared to (0.1)% in Q3 2021 and 0.7% in Q2 2022.
Freight
•Revenue of $1.8 billion: Freight Revenue grew 336% YoY and declined 4% QoQ. Freight Revenue includes contributions from the acquisition of Transplace which closed on November 12, 2021.
•Adjusted EBITDA of $1 million: Freight Adjusted EBITDA grew $36 million YoY but declined $4 million QoQ. Freight Adjusted EBITDA margin as a percentage of Gross Bookings improved 8.8 percentage points YoY to 0.1% driven by increased marketplace efficiency on our digital platform and strong sales momentum in our Transportation Management business.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $564 million, compared to $489 million in Q3 2021, and $511 million in Q2 2022. On a YoY basis, Corporate G&A and Platform R&D decreased as a percentage of Gross Bookings due to cost control and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $5.2 billion. Non-GAAP cost of revenue was also $5.2 billion, representing 17.7% of Gross Bookings, compared to 10.1% and 17.7% in Q3 2021 and Q2 2022, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased due to the classification of certain Delivery and Mobility payments as cost of revenue attributable to business model changes in some countries and the acquisition of Transplace.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $617 million. Non-GAAP operations and support was $576 million, representing 2.0% of Gross Bookings, compared to 1.9% and 2.0% in Q3 2021 and Q2 2022, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings increased due to higher headcount costs and higher driver background check costs.
◦Sales and marketing: GAAP sales and marketing was $1.2 billion. Non-GAAP sales and marketing was $1.1 billion, representing 3.9% of Gross Bookings, compared to 5.0% and 4.1% in Q3 2021 and Q2 2022, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing sales and marketing expense growth. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs, while Delivery sales and marketing benefited from lower promotional spend.
◦Research and development: GAAP research and development was $760 million. Non-GAAP research and development was $468 million, representing 1.6% of Gross Bookings, compared to 1.5% and 1.5% in Q3 2021 and Q2 2022, respectively.
◦General and administrative: GAAP general and administrative was $908 million. Non-GAAP general and administrative was $488 million, representing 1.7% of Gross Bookings, compared to 2.0% and 1.6% in Q3 2021 and Q2 2022, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the Third Quarter 2022
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 124 million: MAPCs grew 14% YoY and 2% QoQ to 124 million, with Mobility MAPCs up 22% YoY and 4% QoQ, driven by continued improvement in consumer activity for our Mobility offerings.
•Trips of 1.95 billion: Trips on our platform grew 19% YoY and 4% QoQ, with Mobility trips up 25% YoY and 6% QoQ and low-single digit YoY growth in Delivery trips.
•Membership: Launched a new celebrity campaign in the US to promote Uber One, our single cross-platform membership program, featuring exclusive offers for Uber One members.
•Supporting earners: Drivers and couriers earned an aggregate $10.8 billion (excluding tips) during the quarter, with earnings up 25% YoY. In addition, announced a partnership with Marqeta, Mastercard and Branch to power the Uber Pro Card, an enhanced loyalty and payments experience that helps drivers and couriers save on gas, fees, and other expenses, including up to 10% cashback on gas and up to 12% back on EV charging.
•Ads: Formally launched Uber's advertising division and unveiled Journey Ads, an engaging way for brands to connect with riders during their trip. Drizly launched Drizly Ads, making it one of the few alcohol marketplaces where partners can run full funnel advertising. Active advertising merchants during the quarter exceeded 250K.
•Motional partnership: Announced a partnership with Motional to deploy autonomous vehicles (AVs) on the Uber network across ride-hail and delivery. This 10-year, multimarket agreement is expected to create one of the largest deployments of AVs on a major ride-hail network and will support Uber’s zero-emissions goal. We will launch a pilot program later this year using Motional’s Hyundai Ioniq 5 AVs, in preparation for fully driverless rides.
•Nuro partnership: Announced a 10-year partnership with Nuro, a leading autonomous vehicle company, for autonomous deliveries in Mountain View, California and Houston, Texas starting this fall.
Mobility
•Uber Reserve LatAm and MENA expansion: Building on strong traction in other regions for Uber Reserve, expanded product availability to many markets across Latin America including Argentina, Brazil, Chile, Costa Rica, Panama, the Dominican Republic, Paraguay, Puerto Rico and Uruguay. In addition, expanded Reserve feature availability in Saudi Arabia, Qatar and Egypt.
•Redesigned Safety Toolkit: Shared our new Uber Safety Toolkit, featuring “Live Help” from an ADT Safety Agent and the expansion of Text to 911.
•Electric Vehicle (“EV”) partnerships: Announced partnership with EV provider Moove, bringing 10,000 EVs to London by 2025. In addition, announced partnership with Stellantis and Free2Move in France and bp Pulse in the UK. In October, announced partnership with Splend in Australia, bringing 500 premium EVs to driver partners in NSW to own, with the majority delivered before year end and the remainder arriving in early 2023.
•Uber Comfort Electric expansion: Announced a national expansion of Comfort Electric to 24 cities across the US in addition to Vancouver, Canada.
•Taxis: Launched Uber Taxi in new markets including New York City; Paris, France; the Ota Ward of Tokyo and Okinawa, Japan; Brussels, Belgium; and Mendoza, Argentina.

•Uber Health ANZ launch: Launched Uber Health in Australia and New Zealand, the first markets outside of the US. This expansion enables ANZ healthcare organizations to use the Uber Health dashboard to coordinate and manage transport for patients.
Delivery
•Reopening impact: Delivery demonstrated stable consumer, merchant and courier metrics against tough YoY comps as COVID-19 restrictions continued to ease around the world. Delivery MAPCs and basket size grew 3% YoY and 4% YoY respectively, while order frequency was flat YoY. Active merchants grew 11% YoY to nearly 870K in Q3. Globally, active couriers grew 7% YoY, and grew 19% YoY in the US.
•Toast and Clover partnerships: Announced industry-first Uber Eats self sign up (“SSU”) product integrations with point-of-sale systems Toast and Clover to help restaurants and other merchants onboard to our platform in a more streamlined way.
•US & Canada New Verticals selection: Announced the addition of Office Depot/Office Max and The Body Shop to Uber Eats retail selection in the US and Dollarama in Canada, increasing the availability of more on-demand delivery of must-have items.
•UK New Verticals partnerships: Announced that Co-op, the supermarket chain, and Boots, the healthcare retailer, have joined the Uber Eats platform. In addition, we announced that Iceland, the supermarket, has expanded its partnership with Uber Eats to 890 stores across the UK.
•Uber Eats Market UK: Announced the launch of Uber Eats Market, a new quick commerce proposition from Uber Eats in the UK, in which we team up with the grocer, Iceland, to offer rapid delivery of everyday grocery essentials. The offering combines Uber Eats’ technology and courier network with Iceland’s expertise in managing the retail stores and inventory.
•Leafly cannabis delivery launch: Announced partnership with Leafly in Toronto which will enable Leafly’s licensed cannabis retailers to be added to the Uber Eats marketplace for the purposes of safe, convenient cannabis delivery.
Freight
•Uber Freight and Transplace integration: Integrated the Uber Freight and Transplace organizations into a combined team and logistics platform. The combined organization will offer more services and technology advancements to customers while maintaining service, transparency, and accountability.
•Record Transportation Management (“TM”) performance: Delivered record TM performance on a trailing-twelve-month basis with our largest ever annual deal value won, highest ever win-rate, and largest ever forward pipeline. Use cases for TM solutions continue to grow amidst supply chain headwinds, as shippers look to efficiently manage, plan and procure within their freight networks.
Equity investments
•Zomato stake sale: Completed the sale of our entire equity stake in Zomato for net proceeds of approximately $376 million in August 2022.
Recent developments
•UK tax settlement: On October 31, 2022, we resolved all outstanding HMRC VAT claims related to periods prior to our model change on March 14, 2022. We do not expect any significant impact to the income statement as we have adequate reserves recorded as of September 30, 2022, related to this resolution. We expect a cash outflow of approximately GBP 615 million during Q4 2022 for this resolution.

Webcast and conference call information
A live audio webcast of our third quarter ended September 30, 2022 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on November 1, 2022 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 36 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a tax case before the UK tax authority related to classification as a transportation provider, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation, other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers, developments in the COVID-19 pandemic and the resulting impact on our business and operations, and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2021	As of September 30, 2022
Assets
Cash and cash equivalents	$4,295	$4,865
Restricted cash and cash equivalents	631	593
Accounts receivable, net	2,439	2,468
Prepaid expenses and other current assets	1,454	1,442
Total current assets	8,819	9,368
Restricted cash and cash equivalents	2,879	3,176
Investments	11,806	3,643
Equity method investments	800	902
Property and equipment, net	1,853	1,942
Operating lease right-of-use assets	1,388	1,405
Intangible assets, net	2,412	1,992
Goodwill	8,420	8,300
Other assets	397	384
Total assets	$38,774	$31,112
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$860	$774
Short-term insurance reserves	1,442	1,433
Operating lease liabilities, current	185	189
Accrued and other current liabilities	6,537	6,624
Total current liabilities	9,024	9,020
Long-term insurance reserves	2,546	3,036
Long-term debt, net of current portion	9,276	9,268
Operating lease liabilities, non-current	1,644	1,626
Other long-term liabilities	935	762
Total liabilities	23,425	23,712
Redeemable non-controlling interests	204	430
Equity
Common stock	—	—
Additional paid-in capital	38,608	40,020
Accumulated other comprehensive loss	(524)	(410)
Accumulated deficit	(23,626)	(33,363)
Total Uber Technologies, Inc. stockholders' equity	14,458	6,247
Non-redeemable non-controlling interests	687	723
Total equity	15,145	6,970
Total liabilities, redeemable non-controlling interests and equity	$38,774	$31,112

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022
Revenue	$4,845	$8,343	$11,677	$23,270
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	2,438	5,173	6,247	14,352
Operations and support	475	617	1,330	1,808
Sales and marketing	1,168	1,153	3,527	3,634
Research and development	493	760	1,496	2,051
General and administrative	625	908	1,705	2,391
Depreciation and amortization	218	227	656	724
Total costs and expenses	5,417	8,838	14,961	24,960
Loss from operations	(572)	(495)	(3,284)	(1,690)
Interest expense	(123)	(146)	(353)	(414)
Other income (expense), net	(1,832)	(535)	1,821	(7,796)
Loss before income taxes and income (loss) from equity method investments	(2,527)	(1,176)	(1,816)	(9,900)
Provision for (benefit from) income taxes	(101)	58	(395)	(97)
Income (loss) from equity method investments	(13)	30	(28)	65
Net loss including non-controlling interests	(2,439)	(1,204)	(1,449)	(9,738)
Less: net income (loss) attributable to non-controlling interests, net of tax	(15)	2	(61)	(2)
Net loss attributable to Uber Technologies, Inc.	$(2,424)	$(1,206)	$(1,388)	$(9,736)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(1.28)	$(0.61)	$(0.74)	$(4.96)
Diluted	$(1.28)	$(0.61)	$(0.75)	$(4.97)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	1,898,954	1,979,299	1,877,655	1,964,483
Diluted	1,898,954	1,979,299	1,878,997	1,968,228

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022
Cash flows from operating activities
Net loss including non-controlling interests	$(2,439)	$(1,204)	$(1,449)	$(9,738)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	218	227	656	724
Bad debt expense	26	25	75	76
Stock-based compensation	281	482	834	1,311
Gain on business divestitures	—	(14)	(1,684)	(14)
Gain from sale of investments	(171)	—	(171)	—
Deferred income taxes	(115)	16	(482)	(251)
Loss (income) from equity method investments, net	13	(30)	28	(65)
Unrealized loss on debt and equity securities, net	2,031	550	56	7,797
Impairments of goodwill, long-lived assets and other assets	—	—	16	15
Impairment of equity method investment	—	—	—	182
Revaluation of MLU B.V. call option	—	(10)	—	(180)
Unrealized foreign currency transactions	14	15	12	25
Other	(12)	7	50	5
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(205)	(90)	(354)	(219)
Prepaid expenses and other assets	(220)	(115)	(229)	(57)
Collateral held by insurer	724	—	860	—
Operating lease right-of-use assets	39	47	116	142
Accounts payable	(114)	(35)	71	(80)
Accrued insurance reserves	469	159	490	485
Accrued expenses and other liabilities	129	483	891	897
Operating lease liabilities	(54)	(81)	(124)	(169)
Net cash provided by (used in) operating activities	614	432	(338)	886
Cash flows from investing activities
Purchases of property and equipment	(90)	(74)	(218)	(193)
Purchases of marketable securities	(587)	—	(1,113)	—
Purchases of non-marketable equity securities	—	—	(857)	(14)
Purchase of notes receivable	(24)	—	(242)	—
Proceeds from maturities and sales of marketable securities	1,148	376	2,291	376
Proceeds from sale of non-marketable equity securities	—	—	500	—
Proceeds from sale of equity method investments and grant of related call option	800	—	800	—
Proceeds from business divestiture	—	26	—	26
Acquisition of businesses, net of cash acquired	(31)	—	(111)	(59)
Other investing activities	—	(7)	17	(4)
Net cash provided by investing activities	1,216	321	1,067	132
Cash flows from financing activities
Issuance of senior notes, net of issuance costs	1,485	—	1,485	—

Principal repayment on Careem Notes	—	—	(195)	—
Principal payments on finance leases	(58)	(39)	(166)	(147)
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	—	—	67	59
Proceeds from issuance and sale of subsidiary stock units	125	255	125	255
Other financing activities	4	(4)	50	(63)
Net cash provided by financing activities	1,556	212	1,366	104
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(50)	(195)	(45)	(293)
Net increase in cash and cash equivalents, and restricted cash and cash equivalents	3,336	770	2,050	829
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	6,454	7,864	7,391	7,805
Reclassification from assets held for sale during the period	—	—	349	—
End of period	$9,790	$8,634	$9,790	$8,634
Other Income (Expense), Net
The following table presents components of other income (expense), net (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022

	(Unaudited)
Interest income	$10	$38	$28	$66
Foreign currency exchange gains (losses), net	(13)	(48)	(38)	(76)
Gain on business divestitures (1)	—	14	1,684	14
Unrealized loss on debt and equity securities, net (2)	(2,031)	(550)	(56)	(7,797)
Impairment of equity method investment (3)	—	—	—	(182)
Revaluation of MLU B.V. call option (4)	—	10	—	180
Other, net	202	1	203	(1)
Other income (expense), net	$(1,832)	$(535)	$1,821	$(7,796)
(1)During the nine months ended September 30, 2021, gain on business divestitures primarily represents a $1.6 billion gain on the sale of Apparate USA LLC (“Apparate” or the “ATG Business”) to Aurora Innovation, Inc. (“Aurora”) in January 2021.
(2)During the three and nine months ended September 30, 2021, unrealized loss on debt and equity securities, net primarily represents a $3.2 billion loss and $1.7 billion net loss, respectively, on our Didi investment, partially offset by a $994 million gain on our Zomato investment recognized during the third quarter of 2021, a $102 million and $573 million gain, respectively, on our Aurora investments, as well as a $73 million and $56 million net gain, respectively, on our other investments in securities accounted for under the fair value option.
During the three months ended September 30, 2022, unrealized loss on debt and equity securities, net primarily represents a $641 million loss on our Didi investment, partially offset by a $90 million gain on our Aurora investments recognized during the third quarter of 2022.
During the nine months ended September 30, 2022, unrealized loss on debt and equity securities, net primarily represents a $2.7 billion net loss on our Aurora investments, a $2.4 billion net loss on our Grab investment, a $1.8 billion net loss on our Didi investment, a $747 million change of fair value on our Zomato investment, as well as a $106 million net loss on our other investments in securities accounted for under the fair value option.
(3)During the nine months ended September 30, 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.
(4)During the nine months ended September 30, 2022, revaluation of MLU B.V. call option represents a $180 million net gain for the change in fair value of the call option granted to Yandex (“MLU B.V. Call Option”).

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022

	(Unaudited)
Operations and support	$42	$41	$107	$114
Sales and marketing	18	26	60	76
Research and development	152	292	434	765
General and administrative	69	123	233	356
Total	$281	$482	$834	$1,311
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by COVID-19, we implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight revenue. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.

Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; and impairment of debt and equity securities; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.

Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2022	2021	2022

Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(2,424)	$(1,206)	$(1,388)	$(9,736)
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	(15)	2	(61)	(2)
Provision for (benefit from) income taxes	(101)	58	(395)	(97)
Loss (income) from equity method investments	13	(30)	28	(65)
Interest expense	123	146	353	414
Other (income) expense, net	1,832	535	(1,821)	7,796
Depreciation and amortization	218	227	656	724
Stock-based compensation expense	281	482	834	1,311
Legal, tax, and regulatory reserve changes and settlements	(98)	283	593	651
Goodwill and asset impairments/loss on sale of assets	—	—	57	17
Acquisition, financing and divestitures related expenses	23	19	85	39
Accelerated lease costs related to cease-use of ROU assets	—	—	2	—
COVID-19 response initiatives	10	—	51	1
Loss on lease arrangements, net	—	—	—	7
Restructuring and related charges	—	—	—	2
Legacy auto insurance transfer	103	—	103	—
Mass arbitration fees, net	43	—	43	(14)
Adjusted EBITDA	$8	$516	$(860)	$1,048
Free cash flow
We define free cash flow as net cash flows from operating activities less capital expenditures. The following table presents a reconciliation of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2021	2022	2021	2022
Free cash flow reconciliation:
Net cash provided by (used in) operating activities (1)	$614	$432	$(338)	$886
Purchases of property and equipment	(90)	(74)	(218)	(193)
Free cash flow (1)	$524	$358	$(556)	$693
(1) During each of the periods indicated for 2021, net cash provided by (used in) operating activities, and free cash flow, benefited by a net amount of $1.0 billion as a result of cash impacts related to a legacy auto insurance transfer.

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	September 30, 2021	June 30, 2022	September 30, 2022
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$2,438	$5,153	$5,173
Acquisition, financing and divestitures related expenses	(4)	—	(5)
Legacy auto insurance transfer	(101)	—	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$2,333	$5,153	$5,168

	Three Months Ended
(In millions)	September 30, 2021	June 30, 2022	September 30, 2022
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$475	$617	$617
Legacy auto insurance transfer	(2)	—	—
Stock-based compensation expense	(42)	(40)	(41)
Non-GAAP Operations and support	$431	$577	$576

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,168	$1,218	$1,153
Acquisition, financing and divestitures related expenses	(1)	—	—
COVID-19 response initiatives	(2)	—	—
Stock-based compensation expense	(18)	(28)	(26)
Non-GAAP Sales and marketing	$1,147	$1,190	$1,127

Non-GAAP Research and development reconciliation:
GAAP Research and development	$493	$704	$760
Acquisition, financing and divestitures related expenses	(3)	—	—
Stock-based compensation expense	(152)	(277)	(292)
Non-GAAP Research and development	$338	$427	$468

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$625	$851	$908
Legal, tax, and regulatory reserve changes and settlements	(25)	(271)	(283)
Goodwill and asset impairments/loss on sale of assets	—	(4)	—
Acquisition, financing and divestitures related expenses	(15)	(6)	(14)
Mass arbitration fees, net	(43)	14	—
Stock-based compensation expense	(69)	(125)	(123)
Non-GAAP General and administrative	$473	$459	$488